SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[x] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                (Name of Registrant as Specified in Its Charter)


            ---------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules  14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------

     5)   Total fee paid:

          ---------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid: _________________________________________________
    2) Form, Schedule or Registration Statement No.:  __________________________
    3) Filing Party: ___________________________________________________________
    4) Date Filed: _____________________________________________________________

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                              2950 North Loop West
                              Houston, Texas 77092

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------


To the Shareholders of American International Petroleum Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of American International Petroleum Corporation, a Nevada corporation (the "Company"), will be held on June 20, 2001 at the Doubletree Hotel Post Oak, 2001 Post Oak Boulevard, Houston, Texas at 10:00 a.m. Central Daylight Time, to consider and act upon the following proposals:

1. To elect five (5) Directors to serve for a term of one year and until their successors are duly elected and qualified;

2. To ratify the appointment of Hein + Associates LLP as independent public accountants of the Company for 2001.

3.   To approve an  amendment  to the  Company's  Articles of  Incorporation  to
     increase  the  authorized   capital  stock  by  increasing  the  number  of
     authorized shares of common stock from 200,000,000 to 300,000,000.

4. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

Shareholders of record at the close of business on May 8, 2001 will be entitled to vote at the meeting or any adjournment thereof.



                                        By order of the Board of Directors,
                                        George N. Faris, Chairman of the Board



Dated: May 21, 2001



WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. THE PROXY MAY BE REVOKED IN WRITING PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION

--------------------------------------------------------------------------------
                                 PROXY STATEMENT
--------------------------------------------------------------------------------

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of American International Petroleum Corporation, a Nevada corporation (the "Company"), of proxies for the Annual Meeting of Shareholders to be held at 10:00 a.m. Central Daylight Time, on June 20, 2001, and any adjournment or adjournments thereof (the "Meeting"). The Meeting will be held at the Doubletree Hotel Post Oak, 2001 Post Oak Boulevard in Houston, Texas. The purposes for which the Meeting is to be held are to consider and act upon the following proposals: (1) to elect five (5) Directors to serve for a term of one year and until their successors are duly elected and qualified; (2) to ratify the appointment of Hein + Associates LLP as independent public accountants of the Company for the year 2001; (3) to approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000 and (4) to transact other business as may properly come before the meeting and any adjournment(s) thereof. All expenses of this solicitation will be paid for by the Company, which solicitation will be made by use of the mails and by personal contacts by the officers of the Company. The approximate date of mailing of this Proxy Statement and the accompanying form of proxy to shareholders is May 21, 2001.

Shareholders of record at the close of business on May 8, 2001 (the "Record Date") are entitled to notice of and to vote at the Meeting. Any shareholder present at the Meeting may revoke his or her proxy by informing the Secretary of such revocation and vote in person on each matter brought before the Meeting. The accompanying proxy is also subject to revocation at any time before it is exercised by filing with the Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date. All shares represented by each properly signed and returned proxy in the accompanying form, unless revoked, will be voted at the Meeting, or at any adjournment thereof, in accordance with the instructions thereon. If no instructions are specified, the shares will be voted FOR the election of the named nominees for Directors, FOR the ratification of the auditors, and FOR the amendment to the Articles of Incorporation to increase the authorized capital stock of the Corporation. If any other matters are properly presented at the Meeting, or any adjournment thereof, the persons voting the proxies will vote them in accordance with their best judgment.

As of the Record Date, 153,219,484 shares of the common stock of the Company, par value $.08 ("Common Stock"), were outstanding. Each share of Common Stock is entitled to one vote. The affirmative vote of the plurality of the votes cast in person or by proxy at the Meeting and entitled to vote will determine the election of Directors. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the amendment to the Articles of Incorporation increasing the number of authorized shares of Common Stock to 300,000,000. The affirmative vote of the majority of the votes present in person or by proxy at the Meeting and entitled to vote is required to ratify the selection of the auditors.

Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by the Company to act as election inspectors for the Meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote, for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of votes cast. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

                    ACTIONS TO BE TAKEN AT THE ANNUAL MEETING

Proposal 1. Election of Five (5) Nominees As Directors

At the Meeting, five (5) Directors are to be elected for the ensuing year and until their successors are duly elected and qualified. Proxies not marked to the contrary will be voted for the election of the following 5 persons, all of whom are standing for re-election.
                                                                 Year First
    Name                 Age       Position(s)               Became a Director
---------------          ---       -----------               ------------------

George N. Faris          60        Chairman of the Board            1981

William R. Smart         80        Director                         1987

Daniel Y. Kim            76        Director                         1987

Donald G. Rynne          78        Director                         1992

John H. Kelly            61        Director                         1999
------------------------------------

Biographical Information

Dr. George N. Faris has served as Chairman of the Company's Board of Directors since 1981 and has served as Acting Chief Executive Officer since July 2000. He served as Chief Executive Officer from 1981 to December 1999. Dr. Faris was the founder of ICAT, an international engineering and construction company, and served as its President from ICAT's inception in 1972 until October 1985. Prior to 1972, Dr. Faris was the President and Chairman of the Board of Directors of Donbar Development Corporation, a company engaged in the patent development of rotary heat exchangers, devices which exchange heat from medium to medium and on which Dr. Faris was granted a number of patents. Dr. Faris received a Ph.D. in Mechanical Engineering from Purdue University in 1968.

William R. Smart has served as a member of the Company's Board of Directors since June 1987. Since November 1, 1983, Mr. Smart has been Senior Vice President of Cambridge Strategic Management Group, a management consulting firm. Mr. Smart was Chairman of the Board of Directors of Electronic Associates, Inc., a manufacturer of electronic equipment, from May 1984 until May 1992. He has served on the Board of Directors of Apollo Computer Company and Executone Information Systems, Inc. Mr. Smart is presently a director of National Datacomputer Company and Hollingsworth and Voss Company. Mr. Smart received a B.S. degree in Electrical Engineering from Princeton University in 1941.

Dr. Daniel Y. Kim has served as a member of the Company's Board of Directors since July 1987. Dr. Kim is a Registered Professional Geophysicist in California and Colorado. From 1981 until 1984, Dr. Kim was President and Chief Executive Officer of Kim Tech, Inc., a research and development company. In 1984, Kim Tech, Inc. was merged into Bolt Industries, a public company engaged in the manufacture of air guns and auxiliary equipment used to generate shock waves in seismic exploration for oil, gas and minerals. Dr. Kim has been a director of Bolt Industries since 1984. From 1977 to 1980, Dr. Kim was Chief Consulting Geophysicist for Standard Oil Company of Indiana. Dr. Kim received a B.S. degree in Geophysics and a Ph.D. degree in Geophysics from the University of Utah in 1951 and 1955, respectively.

Donald G. Rynne has served as a member of the Company's Board of Directors since September 1992. Mr. Rynne has been Chairman of the Board of Directors of Donald
G. Rynne & Co., Inc., a privately owned company engaged in international consulting and trading, since founding that company in 1956. Mr. Rynne is involved in international maritime trading and consulting, dealing primarily in the Middle East in hydrocarbon products and capital equipment. Mr. Rynne received a B.A. degree from Columbia University in 1949.

Ambassador John H. Kelly has served as a member of the Company's Board of Directors since December 1999. Ambassador Kelly was Assistant Secretary of State for South Asian and Near Eastern affairs from 1989 to 1991 and is currently Ambassador in Residence at the Center for International Strategy, Technology, and Policy at the Sam Nunn School of International Affairs at Georgia Tech in Atlanta. Ambassador Kelly is a career diplomat and was four times Deputy Assistant Secretary of State as well as Ambassador to Finland and Lebanon. He attended Emory University and the Armed Forces Staff College.

Denis J. Fitzpatrick, 56, has served as the Company's Vice President, Secretary and Chief Financial Officer since August 1994 and as Acting President since July 2000. Mr. Fitzpatrick has held various accounting and financial management positions during his 25 years in the oil and gas industry. Prior to joining the Company, he served as a Director or Officer of the Council of Petroleum Accountants Society, Director of the Kern County California Economic Development Corporation, Director of Junior Achievement; served on the Tax Committee of the American Petroleum Institute and as a member of the American Management
Association. Mr. Fitzpatrick received a B.S. degree in Accounting from the University of Southern California in 1974.

William L. Tracy, 53, has served as the Company's Treasurer and Controller since August 1993. From May 1989 until February 1992, Mr. Tracy was self-employed as an energy consultant with the Commonwealth of Kentucky. From June 1985 until May 1989, Mr. Tracy served as President of City Gas and Transmission Corp., a public oil and gas production and refining company. He received his BBA from Bellarmine College in Louisville, Kentucky in 1974.

The Company's executive officers are appointed annually by the Board to serve until their successors are duly elected and qualified.


CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Company has three standing committees: the Executive Committee, to oversee the day to day operations of the Company; the Compensation Committee, to review and set the compensation to be received by various officers and other employees and consultants of the Company; and the Audit Committee, to review the financial reporting and internal controls of the Company. The Executive Committee is composed of Dr. Faris (Chairman), Messrs. Rynne and Smart; the Compensation Committee is composed of Dr. Kim (Chairman), Messrs. Rynne and Kelly and Dr. Faris; and the Audit Committee is composed of Messrs. Smart (Chairman), Rynne and Dr. Kim.

The Board of Directors held ten meetings during the year ended December 31, 2000. The Compensation Committee held one meeting and the Audit Committee held one meeting during 2000. Each incumbent Director attended at least 75% of such Board meetings and of the meetings of Committees on which such Director served.

During 2000, the Company reimbursed outside Directors for their actual Company-related expenses, including the costs of attending Directors' meetings. The Company accrued, for each outside Director, $1,000 per month for serving in such capacity; $500 for participation in each Committee meeting, if such Director served on a Standing Committee of the Board of Directors; and $1,000 for each Board meeting attended.

SECURITIES OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information, as May 8, 2001, regarding the beneficial ownership of the Company's common stock by (i) each person known by us to be the beneficial owner of more than 5% of the common stock; (ii) each Director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all Directors and executive officers as a group.

Name and Address                            Amount and Nature of      Percent
of Beneficial Holder (1)                    Beneficial Ownership      of Class
------------------------                    --------------------      --------

     The Palladin Group, L.P.                  15,168,729(2)            9.9%
     195 Maplewood Avenue
     Maplewood, NJ 07040

     GCA Strategic Investment Fund Limited     15,168,729(3)            9.9%
     106 Colony Drive, Suite 900
     Cumming, GA 30040

     George N. Faris                            4,276,120(4)            2.7%

     Daniel Y. Kim                                372,997(5)               *

     Donald G. Rynne                              926,711(6)               *

     William R. Smart                             472,631(7)               *

     John Kelly                                   152,000(8)               *

     Denis J. Fitzpatrick                         169,731(9)               *

     William L. Tracy                              67,000(10)              *

     All officers and Directors
     as a group (consisting of
     8 persons)                                 6,437,190(11)           4.0%

     Joe Michael McKinney(12)                           0                --

-----------------------
*Less than 1% of class

(1) All officers and Directors have an address c/o American International Petroleum Corporation at 2950 North Loop West, Houston, Texas, 77092.

(2) The Palladin Group, L.P. serves as investment advisor to Halifax Fund, L.P., the registered owners of the Company's 5% convertible secured debenture and warrants to purchase common stock, and has been granted investment discretion over the Company's securities owned by this fund. In this capacity, The Palladin Group, L.P. may be deemed to have voting and dispositive power over such securities. Mr. Jeffrey Devers is the principal officer of The Palladin Group. The terms of the 5% debenture and warrants provide that the number of shares that the registered owners may acquire upon conversion or exercise may not exceed that number that would render Halifax Fund, L.P. the beneficial owner of more than 9.99% of the then outstanding shares of the Company's common stock.

(3) GCA is the ultimate beneficial owner of the shares owned by GCA and, through its Board of Directors, has the sole voting power to vote the shares. Prime Management Limited, a Bermuda corporation located in Bermuda has sole voting power with respect to the shares owned by GCA. Joe Kelly, a Bermuda resident, has the sole voting power over Prime Management. Global Capital Advisors Ltd., GCA's investment advisor located in Georgia, together with GCA's Board of Directors, has the sole investment decision authority over the shares owned by GCA. The terms of the Series A Convertible Preferred Stock and related warrants provide that the number of shares that GCA may acquire upon conversions or exercise may not exceed that number that would render GCA the beneficial owner of more than 9.99% of the then outstanding shares of the Company's common stock.

(4) Includes 1,680,000 shares that he may acquire upon the exercise of stock options exercisable within 60 days. Excludes 105,000 shares that he may acquire upon exercise of options commencing January 1, 2002.

(5) Includes 303,119 shares that he may acquire upon the exercise of stock options exercisable within 60 days.

(6) Includes 197,619 shares that he may acquire upon the exercise of stock options exercisable within 60 days.

(7) Includes 222,619 shares that he may acquire upon the exercise of stock options exercisable within 60 days.

(8) Includes 150,000 shares that he may acquire upon the exercise of stock options exercisable within 60 days. Excludes 25,000 shares that he may acquire upon exercise of options commencing July 22, 2001.

(9) Includes 152,500 shares that he may acquire upon the exercise of stock options exercisable within 60 days. Excludes 17,500 shares that he may acquire upon exercise of options commencing January 1, 2002

(10) Includes 67,000 shares that he may acquire upon the exercise of stock options exercisable within 60 days. Excludes 14,000 shares that he may acquire upon exercise of options commencing January 1, 2002.

(11) Includes all of the shares that may be acquired upon the exercise of stock options included in the table for the named individuals described in Notes
     (4) through (10) above.

(12) Mr. McKinney resigned on July 7, 2000.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such reporting persons are required by regulation to furnish the Company with copies of all
Section 16(a) reports that they file.

Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Form 5 was required for those persons, the Company believes that, during the period from January 1, 2000 through December 31, 2000, all filing requirements applicable to its officers, Directors and greater than 10 percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table discloses compensation for services rendered by the Company's Chief Executive Officer and all of its other executive officers whose compensation exceeded $100,000 in the year 2000.

                      Annual Compensation                                                   Long Term Compensation
------------------------------------------------------------                 ---------------------------------------------------
Name and Principal                                                           Other Annual                       All Other
Position                       Year         Salary            Bonus          Compensation     0ptions(#)        Compensation
-----------                    ----         ------            -----          ------------     ----------        ------------
George N. Faris                2000        $298,077        $ 17,757(1)        $   --           250,000           $   --
Chairman of the                1999         335,769          41,250               --           500,000               --
Board and Acting               1998         330,000         120,000               --         1,000,000(2)            --
Chief Executive
Officer

Denis J. Fitzpatrick           2000        $175,500        $  7,103(1)        $16,976(3)        50,000           $   --
Secretary, Acting              1999         135,769          15,000               --           100,000               --
President, and Chief           1998         140,000          31,250               --           170,000(4)            --
Financial Officer

Joe M. McKinney (6)            2000        $187,019        $ 18,860(1)        $ 5,500(5)       200,000           $   --
Chief Executive                1999         118,461        $  5,625             2,500(5)       700,000               --
Officer and Chief              1998              --              --                --                -               --
Operating Officer

William L. Tracy               2000        $100,000        $  5,000           $    --                -           $   --
Treasurer and                  1999         100,000          10,006                --           75,000               --
Controller                     1998         100,000          13,500                --          106,000(7)            --


(1)  Incentive bonus paid in shares of the Company's common stock.

(2)  Includes  580,000   contingent  options  that  were  terminated  since  the
     Company's common stock did not trade at $5.00 per share for 15 consecutive days at any time before December 31, 1999.

(3)  Includes $11,976 moving allowance and $5,000 car allowance.

(4)  Includes  100,000   contingent  options  that  were  terminated  since  the
     Company's common stock did not trade at $5.00 per share for 15 consecutive days at any time before December 31, 1999.

(5)  Vehicle allowance.

(6)  Mr. McKinney resigned July 7, 2000.

(7) Includes 50,000 contingent options that were terminated since the Company's common stock did not trade at $5.00 per share for 15 consecutive days at any time before December 31, 1999.

STOCK OPTION PLANS

The Company has a 2000 Stock Option Plan and a 1998 Stock Option Plan. Both plans have been approved by the Company's Board of Directors and by its shareholders. Each plan is administered by the Company's Board of Directors or a committee designated by them. Under each plan employees, including officers and managerial or supervising personnel, are eligible to receive incentive stock options in tandem with stock appreciation rights and employees, Directors, contractors and consultants are eligible to receive non-qualified stock options in tandem with stock appreciation rights. Options may be granted to purchase an aggregate of 5,000,000 shares of the Company's common stock under each plan. If an option granted under either plan terminates or expires without having been exercised in full, the unexercised shares subject to that option will be available for a further grant of options under the applicable plan. Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee.

Options may not be granted under the 2000 Stock Option Plan after July 10, 2010 or under the 1998 Stock Option Plan after May 29, 2008. The exercise price of the options granted under either Plan cannot be less than the fair market value of the shares of common stock on the date the option is granted. Incentive stock options granted to shareholders owning 10% or more of the outstanding voting power of the Company must be exercised at a price equal to at least 110% of the fair market value of the shares of common stock on the date of grant. The aggregate fair market value of common stock, as determined at the time of the grant with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year, may not exceed $100,000. Any additional common stock as to which options become exercisable for the first time during any such year are treated as non qualified stock options. As of May 8, 2001, 4,711,228 options had been granted under the 1998 Stock Option Plan and 1,500,000 options had been granted under the 2000 Stock Option Plan, all of which are conditioned upon the achievement of certain Company goals in Kazakhstan.

Stock Award Plan

The American International Petroleum Corporation 2000 Stock Award Plan (the "Plan") provides for the granting of stock awards not to exceed an aggregate of 500,000 shares of the Company's common stock. The Plan was approved by the Company's Board of Directors and Shareholders. Employees, officers and consultants are eligible for awards under the Plan. Awards may be made under the Plan until May 15, 2010. No recipient shall be entitled to more than an aggregate of 50,000 shares of common stock under the Plan. The Plan is administered the Company's Board of Directors. As of May 8, 2001, 78,770 shares of stock had been awarded under the Plan.

Option Grants In Last Fiscal Year

The table below includes the number of stock options granted to the executive officers named in the Summary Compensation Table as of December 31, 2000, exercise information and potential realizable value.

                                    Individual Grants
                                    -----------------                                        Potential Realizable
                             Number of         Percent of                                      Value at Assumed
                             Securities        Total Options                                 Annual Rates of Stock
                             Underlying        Granted to                                      Price Appreciation
                             Options           Employees in     Exercise      Expiration        for Option Term
  Name                       Granted(#)        Fiscal Year      Price($/sh)      Date          5%($)    10%($)
  ----                       ----------        -----------      -----------  -------------     -----    ------
George Faris                  200,000             40%          $   0.58       04/26/10          $-0-     $-0-
                               50,000             10%              0.55       07/10/10          $-0-     $-0-

Joe Michael McKinney          200,000(1)          40%          $   0.58       07/07/00          $-0-     $-0-

Denis Fitzpatrick              50,000             10%          $   0.55       07/10/10          $-0-     $-0-

(1) These options terminated following the resignation of Mr. McKinney on July 7, 2000

AGGREGATE OPTION EXERCISES IN 2000 AND OPTION VALUES AT DECEMBER 31, 2000

The table below includes the number of shares covered by both exercisable and non-exercisable stock options owned by the executive officers named in the Summary Compensation Table as of December 31, 2000. Also reported are the values for "in-the-money" options that represent the positive spread between exercise price of any such existing stock options and the year-end price.

                              Shares                              Number of
                           Acquired on     Value              Unexercised Options         Value of Unexercised
Name                        Exercise       Realized           at December 31, 2000        In-the-money Options
-----                       --------       ---------       --------------------------     --------------------
                                                         Exercisable    Unexercisable   Exercisable  Unexercisable
                                                         -----------    -------------   -----------  -------------
George N. Faris          1,537,500       $2,005,185       1,089,169       695,833       $   --       $    --

Joe Mike McKinney           62,500       $   85,935              --            --       $   --       $    --

Denis J. Fitzpatrick       192,000       $  173,438         135,000        68,000       $   --       $    --

William L. Tracy           125,000       $  114,375          28,000        53,000       $   --       $    --


EMPLOYMENT CONTRACTS

Dr. George N. Faris is employed as Chairman of the Board until December 31, 2002 at an annual salary of $250,000. The agreement provides that if the initial term is not extended, we will retain Dr. Faris, at his discretion, as a consultant for a period of two calendar years ending December 31, 2004 at an annual salary equal to 50% of his annual base salary at December 31, 2002. The agreement also provides for, a) a severance payment equal to one month's salary for each full year of employment beginning January 1, 1995, based on base salary at December 31, 1999 and b) a change in control payment equal to 2.99 times the greater of
(i) $350,000 or (ii) his base salary in effect on date of termination as a result of a change in control. Following the resignation of Joe Michael McKinney on July 7, 2000, Dr. Faris assumed the title and responsibilities of Acting Chief Executive Officer and his salary was increased to $350,000 per year until such time as a permanent Chief Executive Officer is hired.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee was an officer or employee of the company or of any of its subsidiaries during the prior year or was formerly an officer of the Company or any of its subsidiaries. During the last fiscal year, none of the Company's executive officers has served on the Board of Directors or Compensation Committee of any other entity whose officers served either on the Company's Board of Directors or on its Compensation Committee.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

It is the responsibility of the Compensation Committee of the Board of Directors to administer the Company's incentive plans and to review the compensation levels and performance of Management.

The Compensation Committee believes that maximizing shareholder value is the most important measure of success, and achieving this depends on the coordinated efforts of individual employees working as a team toward defined common performance goals. The objectives of the Company's compensation program are to align executive compensation with shareholder value, to reward individual and team effort and performance furthering the Company's business goals, and to attract, retain and reward employees who will contribute to the long-term success of the Company with competitive salary and incentive compensation.

The total direct compensation package for the Company's executives is made up of 3 elements: base salary, a short-term incentive program in the form of a performance-based bonus, and a long-term incentive program in the form of stock options. The total compensation level for each executive is established by individual levels of responsibility and reference to competitive compensation levels for executives performing similar functions and having equivalent levels of responsibility. In addition, the Compensation Committee factors into the total compensation of all executives an incentive element that is dependent upon overall Company performance and increases in shareholder value measured against objectives established at the beginning of the fiscal year.

Salary

Recommendations for merit increases in base salary are reviewed on an individual basis, and increases are dependent upon a favorable evaluation of individual performance relative to individual goals, the functioning of the executive's team within the corporate structure, success in furthering the corporate strategy and goals, and individual management skills, responsibilities and anticipated workload. The Compensation Committee also considers demonstrated loyalty and commitment to the Company and the competitive salaries offered by similar companies to attract executives. Merit increases for executives are subject to the same budgetary guidelines as apply to all other employees. In those cases where an executive has entered into an employment agreement, the base salary is determined pursuant to the terms thereof.

Bonuses

Bonus incentives are structured so that, if the Company and/or employee achieves target goals, an incentive bonus may be paid to the employee, the amount of which will be established by the Compensation Committee. This policy is designed to further motivate individuals to improve performance. The Company paid an aggregate of approximately $137,000 in performance bonuses to its employees in 2000.

Stock Options

Executives are eligible for annual stock option grants under the its current stock option plan applicable, from time to time, to employees generally. The number of options granted to any individual depends on individual performance, salary level and competitive data. In addition, in determining the number of stock options granted to each executive, the Compensation Committee reviews the unvested options of each executive to determine the future benefits potentially available to the executive. The number of options granted will depend in part on the total number of unvested options deemed necessary to provide a long-term incentive and encourage executives to remain with, and exert their utmost efforts on behalf of, the Company. By giving to executives an equity interest in the Company, the value of which depends upon stock performance, the policy seeks to further align management and shareholder interests.

During 2000, 855,190 options were granted pursuant to the 1998 Stock Option Plan and no options were granted from the 2000 Stock Option Plan.

Members of the Compensation Committee:

Daniel Y. Kim, Chairman
Donald G. Rynne
John H. Kelly
George N. Faris

PERFORMANCE GRAPH

The graph below compares the cumulative shareholder return of the Company with the cumulative return on the S&P 500 Stock Index and the S&P Exploration and Production Index assuming a $100 investment made on December 31, 1995. Cumulative return data presented assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.


                          TOTAL RETURN TO STOCKHOLDERS
                     (Assumes $100 investment on 12/29/95)

                            [LINE CHART APPEARS HERE]

    ---------------------------------------------------------------------------------------------------------------------------
    Total Return Analysis
                                                 12/29/95      12/31/96      12/31/97     12/31/98      12/31/99     12/29/00
    ---------------------------------------------------------------------------------------------------------------------------
    American International Petroleum Corp.     $   100.00    $    62.56    $   540.00    $   164.95    $    89.98    $    20.00
    ---------------------------------------------------------------------------------------------------------------------------
    S&P 500 Index                              $   100.00    $   122.96    $   163.98    $   210.84    $   255.12    $   231.88
    ---------------------------------------------------------------------------------------------------------------------------
    S&P Oil&Gas Exploration & Production       $   100.00    $   132.42    $   121.38    $    82.72    $   100.45    $   157.34
    ---------------------------------------------------------------------------------------------------------------------------
    Source:  Carl Thompson Associates www.ctaonline.com (800) 959-9677.  Data from BRIDGE Information Systems, Inc.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

On August 24, 2000, the Company's wholly-owned subsidiary, American International Petroleum Kazakhstan, borrowed $200,000, $100,000, and $50,000 from George N. Faris, the Company's Chairman of the Board, Donald Rynne, one of the Company's directors, and Denis J. Fitzpatrick, the Company's Chief Financial Officer, respectively. These loans are repayable on demand and bear interest at 12% per annum.

The Company issued to each of these individuals options to purchase one share of common stock for each dollar borrowed. The options may be exercised prior to August 23, 2010 and have an exercise price of $0.43 per share, representing 105% of the market price of a share of the Company's common stock on the date immediately preceding the loan.

The Company believes that the terms of these loans were as favorable to it as it could have obtained from an unaffiliated party. As of May 8, 2001, $300,000 of these loans remained outstanding.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE (PROPOSAL 1).

Proposal 2. Ratification of Independent Public Accountants

Hein + Associates LLP ("Hein") was the Company's independent public accountants for the year ended December 31, 2000. The Board has appointed these accountants to be the Company's auditors for 2001 and is seeking shareholder ratification of such appointment.

The Company has been apprised that Hein has no financial interest, either direct or indirect, in the Company. A representative of Hein is expected to attend the Meeting and to have an opportunity to make a statement and/or respond to appropriate questions from shareholders.

Relationship with Independent Auditors

Audit Fees:

The aggregate fees billed by Hein for professional services rendered for the audit of the Company's financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in its Forms 10-Q for the last fiscal year were $79,900.

Financial Information Systems Design and Implementation:

The aggregate fees billed by Hein for professional services rendered in connection with the Company's information systems were $1,835.

All Other Fees:

The aggregate fees billed by Hein for services other than those discussed above were $65,403.

The Audit Committee believes that all services rendered to the Company by Hein were compatible with maintaining Hein's independence.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with Hein, the matters required to be discussed by SAS 61. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 regarding independence discussions with audit committees, and has discussed with the independent accountant the accountant's independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

Members of the Audit Committee:

William R. Smart, Chairman
Daniel Y. Kim
John H. Kelly

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 2.

Proposal 3. Proposed  Amendment to the Articles of Incorporation to Increase the
            Authorized Capital Stock by Increasing the Authorized Shares of Common Stock from 200 Million to 300 Million.

The Board of Directors has adopted, subject to shareholder approval, an amendment to Article IV of the Articles of Incorporation to increase authorized capital by increasing the number of authorized shares of Common Stock from 200,000,000 to 300,000,000 shares.

The Company's authorized capital stock is 207 million shares, consisting of 200 million shares of Common Stock, ("Common Stock"), and 7 million shares of 8% cumulative convertible preferred stock, par value $3.00 ("Preferred Stock"). As of the Record Date 153,219,484 shares of Common Stock and 1,700 shares of Preferred Stock were issued and outstanding, respectively. An indeterminate number of shares of Common Stock may be acquired upon conversion of the Company's Convertible Debentures and Series A Convertible Preferred Stock, since there is no minimum conversion price, and options to acquire 6,821,933 shares with exercise prices ranging from $0.43 to $2.00 per share, and 13,830,926 warrants with exercise prices ranging from $0.13 to $3.00 per share are outstanding, respectively.

The additional 100 million shares of Common Stock to be authorized would provide the Board with flexibility for future financial and capital requirements, for acquisitions, to facilitate efforts to obtain a strategic partner and financing for projects in Kazakhstan and other desirable locations, and to facilitate the growth and expansion of the company. The additional shares also would be available for stock options and other employee benefit plans, for stock splits and dividends, and for issuance upon conversion of its outstanding convertible debt and equity securities. The Company does not currently have any plans, agreements or commitments or understandings for the issuance of additional shares of Common Stock, except upon exercise of outstanding warrants and options, pursuant to employee benefit plans, or upon conversion of outstanding debt securities. Depending of the circumstances, issuance of additional shares of common Stock could affect the existing holders of shares by diluting the voting power of the outstanding shares. The shareholders do not have preemptive rights under the Articles of Incorporation and will not have such rights with respect to the additional authorized shares of Common Stock.

If this proposal is not approved, the Company's ability to adequately finance, develop and exploit its projects, both overseas and in the United States, would be severely jeopardized. Furthermore, the Company may be required to redeem all or a substantial portion of the 5% Convertible Debenture and Series A Convertible Preferred Stock in cash if it is unable to obtain approval of this proposal, which would materially impair the company's liquidity and financial condition.

Although the Company's Board of Directors does not consider the proposed amendment to the Company's Articles of Incorporation to be an antitakeover proposal, the ability to issue additional Common Stock could also be used to discourage hostile takeover attempts of the company. Among other things, the additional shares could be privately placed thereby diluting the stock ownership of persons seeking to obtain control of the company, or the Board could adopt a stockholders' rights plan that would provide for the issuance of additional shares of Common Stock in the event of certain purchases not approved by the Board of Directors.

Although the Board of Directors has no current plans to propose measures to the Company's stockholders that may have the effect of discouraging takeovers, such measures may be proposed if warranted from time to time in the judgment of the Board of Directors. In addition, the Board of Directors may, from time to time, adopt other measures or enter into agreements that could have the effect of discouraging takeovers, but that do not require stockholder approval.

Approval of this amendment to the Articles of Incorporation requires approval by a majority of the outstanding shares of Common Stock entitled to vote thereon. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise( will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 3.

SHAREHOLDER PROPOSALS

No person who intends to present a proposal for action at a forthcoming shareholders' meeting of the Company may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person (a) is a record beneficial owner of at least $1,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held, (b) provides the Company in writing with his name, address, the number of shares held by him and the dates upon which he acquired such shares, with documentary support for a claim of beneficial ownership, (c) notifies the Company of his intention to appear personally at the meeting or by a qualified representative under Nevada law to present his proposal for action and (d) submits his proposal timely. A shareholder may submit only one proposal with a supporting statement of not more than 500 words, if requested, for inclusion in the proxy materials. Under certain circumstances enumerated in the Securities and Exchange Commission's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.

Proposals of shareholders of the Company which are intended to be presented at the Company's next annual meeting must be received by the Company no later than January 21, 2002 in order that they may be included in the proxy statement and form of proxy relating to that Meeting.

                                          By Order of the Board of Directors,


                                          George N. Faris
                                          Chairman of the Board of Directors
Dated: May 21, 2001